EXHIBIT 16.1

Child, Van Wagoner & Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, UT 84107

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

September 20, 2010

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated September 14, 2010, of Cleopatra International Group, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for December 31, 2009, 2008, 2007 and any subsequent interim period through the date of dismissal.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, UT 84107